Exhibit 8.2

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

[•], 2020

Opus Bank
          [•]
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Ladies and Gentlemen:

Reference is made herein to the Registration Statement on Form S-4 (the “Registration Statement”) of Pacific Premier Bancorp, Inc., a California corporation (“PPBI”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction among PPBI, Opus Bank, a California corporation (“Opus”), and Pacific Premier Bank, a California corporation (“PPB”).

We hereby confirm to you that it is our opinion that the statements included in the Registration Statement under the heading “The Merger—Material Federal Income Tax Consequences”, insofar as such statements constitute matters of U.S. federal income tax law, are correct in all material respects, subject to the assumptions and qualifications therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,